Exhibit 10.3

EXECUTIVE EMPLOYMENT AGREEMENT

THIS EXECUTIVE EMPLOYMENT AGREEMENT (the "Agreement") dated as of October 17, 2014 (the “Effective Date”), is by and between Idle Media, Inc. (the "Company") and Marcus Frasier (the "Executive").

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WHEREAS, the Company is a Nevada corporation having its principal office at 216 S. Centre Avenue, Leesport, PA, 19533; and

WHEREAS, the Executive is an individual having a principal residence in the State of Pennsylvania; and

WHEREAS, the Company desires to employ the Executive and the Executive desires to gain employment with the Company, all upon the terms and provisions, and subject to the conditions, as set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual premises, covenants and agreements hereinafter set forth, and for other good and valuable consideration, the receipt, and legal adequacy of which is hereby acknowledged, the parties, intending to be legally bound, hereby agree as follows:

1.             POSITION AND DUTIES.

(a)     Reporting. During the term of this Agreement (the “Employment Term”), the Company shall employ the Executive, and the Executive shall serve, as the Chief Executive Officer of the Company. The Executive shall report directly to the Board of Directors (the “Board of Directors”) of the Company.

(b)     Responsibilities. The Executive shall have responsibility to oversee all aspects of the Company’s business activities as are customarily performed and enjoyed by persons employed in comparable positions, subject, however, in all instances to the direction and control of the Board of Directors.

(c)     Devotion of Executive’s Time. Subject to Section 1(d) hereof, the Executive shall devote substantially all of his business time, labor, skill and energy to conducting the business and affairs of the Company and to performing his duties and responsibilities to the Company as set forth in Section 1(b) hereof, unless otherwise agreed to by the Company’s Board of Directors. The Executive shall perform the Executive's duties and responsibilities to the Company diligently, competently, faithfully and to the best of his ability.

(d)     Representations. The Executive represents and warrants to the Company that the Executive has the right to negotiate and enter into this Agreement, and the Executive's execution, delivery and performance of this Agreement does not breach, interfere with or conflict with any other contractual agreement, covenant not to compete, option, right of first refusal or other existing business relationship or any judgment or order, in each case, to which the Executive is a party or otherwise subject. The Executive acknowledges that this representation and warranty is a material inducement to the Company entering into this Agreement and in the event the Executive breaches this representation and warranty, the Executive agrees to indemnify and hold harmless the Company from any and all claims, actions, losses, damages, including, but not limited to, reasonable attorney's fees and expenses incurred by the Company as a result of such breach.

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2.             Employment Term.

(a)     The initial term of employment shall be for a period of three (3) years (the “Employment Term”), commencing with the date hereof, unless sooner terminated as provided in this Agreement. This Agreement shall be renewed annually for a term of one (1) year (each a “Successive Term”) unless the Company or the Executive gives notice to the other of termination at least six (6) months prior to the expiration of the Employment Term, or any Successive Term, as the case may be. Each of the Executive and the Company at his or its sole discretion and with or without good reason, may elect not to renew this Agreement at the end of the Employment Term or any Successive Term.

(b)     Notwithstanding the provisions of Section 2(a) above, the Company shall have the right to terminate the Executive's employment for Cause (as defined in Section 2(c) below); provided, however, that the Executive shall not be deemed to have been terminated for Cause unless and until the Board of Directors at a meeting duly called and held for that purpose shall have determined that the Executive committed an act falling within the definition of Cause and specifying the basis for such determination. If the Executive's employment shall be terminated by the Company for Cause, then the Company shall pay to the Executive any unpaid salary, bonuses and benefits through the effective date of termination.

(c)     For purposes of this Agreement the term, "Cause" shall mean the Executive's: (a) engagement in gross misconduct materially injurious to the Company: (b) knowing and willful neglect or refusal to attend to the material duties assigned to him by the Board of Directors of the Company, which is not cured within thirty (30) days after written notice; (c) commission of an act of fraud or embezzlement; or (d) conviction of a felony.

(d)     Any purported termination of the Executive's employment by the Company hereunder shall be communicated by a Notice of Termination (as defined herein) to the Executive in accordance with Section 10. For purposes of this Agreement, a "Notice of Termination" shall mean a written notice which shall indicate those specific termination provisions in this Agreement relied upon and which sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive's employment under the provisions so indicated.

(e)     For purposes of this Agreement, the date of termination shall be: (a) if this Agreement is terminated by the Company for Incapacity (as defined in Section 4(a) below), the date on which a Notice of Termination is given, (b) if the Executive's employment is terminated by the Company for any other reason (other than death), the date on which a Notice of Termination is given or (c) if the Executive terminates his employment for any reason, the date on, which he gives the Company notice of such termination.

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3.             Compensation.

(a)     The Company shall pay to the Executive for the services to be rendered by the Executive hereunder, a salary for the Employment Term and any Successive Term under this Agreement at the rate of US$ 450,000 (the “Base Salary”) per annum. The salary shall be payable in accordance with the Company's regular policies, subject to applicable withholding and other taxes. Such salary will be increased each January 1 during the Employment Term and each Successive Term of this Agreement by an amount equal to ten percent (10%) of the Executive's annual salary for the prior fiscal year.

(b)     The Executive shall receive a cash bonus with respect to each calendar year of the Company during which he is employed hereunder, commencing with the year ending December 31, 2014, in an amount to be to be determined at the discretion of the Board of Directors of the Company (the “Annual Bonus”).

(c)     The Executive shall be granted options annually to acquire shares of restricted stock of the Company (each a “Grant”) in amounts determined by the Board of Directors. Each Grant shall be granted at fair market and shall be evidenced by a Stock Option Agreement between the Executive and the Company and shall be granted pursuant to the Company’s 2014 Equity Incentive Plan (the “Plan”).

(d)     The Executive shall be entitled to participate in, and receive benefits from any vacation, holiday and other employee benefit plan of the Company which may be in effect at any time during the course of his employment by the Company and which shall be generally available to other senior executives of the Company occupying positions of comparable status or responsibility. In addition, the Executive shall be entitled to four (4) weeks of paid vacation.

(e)     The Company agrees promptly to reimburse the Executive for all reasonable and necessary business expenses upon the presentation by the Executive of appropriate evidence thereof.

4.             Death; Incapacity.

(a)     If, during the Employment Term or any Successive Term hereunder, because of illness or other incapacity, the Executive shall fail for a period of six (6) consecutive months (the "Incapacity"), to render the services contemplated hereunder, then the Company, at its option, may terminate the employment hereunder by notice to the Executive, effective on the giving of such notice; provided however, that the Company shall (i) pay to the Executive any unpaid salary through the effective date of termination specified in such notice; (ii) pay to the Executive his accrued but unpaid Annual Bonus and additional incentive compensation, if any, for any prior-year bonus period ending on or before the date of termination of the Executive's employment with the Company; (iii) continue to pay the Executive for a period of six (6) months following the effective date of termination, an amount equal to the excess, if any, of (A) the Base Salary he was receiving at the time of his Incapacity, over (B) any benefit the Executive is entitled to receive during such period under any disability insurance policies provided to the Executive by the Company or maintained by the Executive, such amount to be paid in the manner and at such time as the salary otherwise would have been payable to the Executive; and (iv) pay to the Executive (within forty-five (45) days after the end of the fiscal quarter in which such termination occurs) a pro-rata portion (based upon the period ending on the date of termination of the Executive's employment hereunder) of the Annual Bonus and incentive compensation, if any, for the bonus period in which such termination occurs. The Company shall have no further liability hereunder (other than for reimbursement for reasonable business expenses incurred prior to the date of the Executive's Incapacity and other reimbursable expenses due under Section 3(e) through the date of Executive's Incapacity, and repayment of compensation for unused vacation days that have accumulated during the calendar years in which such termination occurs).

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(b)     In the event of the death of the Executive during the Employment Term or Successive Term, the Employment Term or the Successive Term hereunder shall terminate on the date of death of the Executive; provided, however, that the Company shall (i) pay to the estate of the deceased Executive any unpaid Base Salary through the Executive's date of death; (ii) pay to the estate of the deceased Executive his accrued but unpaid Annual Bonus and incentive compensation if any, for any prior-year bonus period ending on or before the Executive's date of death; (iii) pay to the estate of the deceased Executive (based upon the period ending on the date of death) a pro rata portion of the Annual Bonus and any incentive compensation, if any for the bonus period in which termination occurs; and (iv) continue to pay the Executive for a period of six (6) months following the Executive's date of death, an amount equal to the excess, if any, of (A) the salary he was receiving at the time of his death, over (B) any benefit the Executive is entitled to receive during such period under any life insurance policies provided to the Executive by the Company, such amount to be paid in the manner and at such time as the salary otherwise would have been payable to the Executive. The Company shall have no further liability hereunder (other than for (x) reimbursement for reasonable business expenses incurred prior to the date of the Executive's death and other reimbursable expenses due under Section 3(e) through the date of Executive's death, and (y) payment of compensation for unused vacation days that have accumulated during the calendar year in which such termination occurs).

5.             Severance compensation Upon Termination of Employment.

(a)     If the Executive's employment with the Company shall be terminated (x) by the Company as a result of a Major Event (as definite in Section 5(c) below), or (y) by the Executive for Good Reason in connection with a Major Event, then the Company shall, unless waived by the Executive for any reason or no reason:

(i)     pay to Executive as severance pay, payable at the time of termination, an amount equal to the sum of (z) any unpaid Base Salary through the effective date of termination, and (w) an amount equal to two and ninety-nine one-hundredths (2.99) multiplied by the Executive's "base amount" (as determined in accordance with Section 28OG of the Internal Revenue Code of 1986 (the "Code");

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(ii)     arrange to provide Executive, for a twelve (12) month period (or such shorter period as Executive may elect), with disability, accident and health insurance substantially similar to those insurance benefits which Executive is receiving immediately prior to the earlier of a Major Event, if any, or the date of termination to the extent obtainable upon reasonable terms, provided, however, if it is not so obtainable, the Company shall pay to the Executive in cash, the annual amount paid by the Company for such benefits during the previous year of the Executive's employment; and

(iii)     Notwithstanding the foregoing, the payments made to the Executive pursuant to this Section 5(a) shall be reduced to the extent necessary to prevent such payments from constituting an "excess parachute payment" within the meaning of Section 280G of the Code, and in the event that such payments are reduced, the Executive shall be permitted to direct the manner in which the payments shall be reduced. The Executive shall have the option to accept or waive any rights under this Section 5(a).

(b)     If the Executive's employment shall be terminated (x) by the Company other than pursuant to Section 2(b), Section 4 or Section 5(a), or (y) by the Executive for Good Reason other than in connection with a Major Event, then the Company shall pay to the Executive as severance pay, payable at the time of termination, an amount equal, to any unpaid Base Salary through the end of the term of this Agreement, plus an amount equal to one (1) year of Executive's Base Salary as shall be in effect at the time of termination.

(c)     For purposes of this Agreement the term "Good Reason," shall mean any of the following:

(i)     a Major Event;

(ii)     the assignment to the Executive by the Company of duties in connection with, or a substantial alteration in the nature or status of, Executive's responsibility on the later of the date of this Agreement or on the last date on which such responsibilities are increased;

(iii)     a reduction by the Company in the Executive's Base Salary as in effect on the later of the date of this Agreement or the last date on which such Base Salary is increased:

(iv)     any breach by the Company of any material provision of this Agreement; provided, however, that the Executive shall give written notice to the Company which shall indicate those specified provisions in this Agreement relied upon and which shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for such termination; or

(v)     any failure by the Company to obtain the assumption of this Agreement by any successors or assigns of the Company.

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(d)     For purposes of this Agreement, a "Major Event" shall be deemed to have occurred if (i) there shall be consummated any consolidation or merger of the Company in which the Company is not the continuing or surviving company or pursuant to which shares of the Company's common stock would be converted into cash, securities or other property, other than a merger of the Company, in which the holders of the Company's common stock immediately prior to the merger have the same proportionate ownership of common stock of the surviving company immediately after the merger; (ii) there shall be consummated any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all, or substantially all, of the assets of the Company; (iii) proceedings or actions for the liquidation or dissolution of the Company are initiated by the Company; or (iv) any "Person" (as defined in Sections 13(d) and 14(d) of the Exchange Act) (other than the Executive or persons who beneficially own more than twenty-five percent (25.0%) of the capital stock of the Company on a fully diluted and as- converted basis outstanding as of the date hereof) becomes the "Beneficial Owner" (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), directly or indirectly, of thirty percent (30.0%) or more of the Company's outstanding capital stock on a fully diluted and as-converted basis at such time; provided, however, that a Major Event shall not be deemed to have occurred solely by reason of the consummation of a firmly underwritten public offering, private placement or other financing in which the Company’s securities are acquired for cash consideration.

(e)     The Executive shall neither be required to mitigate damages or the amount of any payment provided for under this Agreement by seeking other employment or otherwise, nor, except to the extent provided in Section 5(a) above, shall the amount of any payment provided for under this Agreement be reduced by any compensation earned by the Executive as a result of employment by another employer or by retirement benefits, after the date of termination, or otherwise.

(f)     The provisions of this Agreement, and any payment provided for hereunder, shall not reduce any amounts otherwise payable, or in any way diminish the Executive's existing rights, or rights which would accrue solely as a result of the passage of time, under any benefit plan of the Company, or other contract, plan or arrangement, or pursuant to applicable law.

6.             EMPLOYEE BENEFITS.

(a)     Eligibility. During the period of the Executive's employment with the Company hereunder, the Executive shall be entitled to receive such other perquisites and fringe benefits generally if and when made available by the Company to its senior executives and key management employees as a group in accordance with the plans and policies of the Company from time to time in effect, including, without limitation, medical insurance, disability and life insurance, participation in retirement, savings, subject to, and on a basis consistent with, the terms, conditions, and overall administration of such plans and policies, on terms no less favorable, in each instance, than those made available to other senior executives and key management employees of the Company.

(b)     Vacation Time. The Executive shall be entitled to paid vacation time and holidays per annum as is consistent with his position with the Company and the performance of his duties hereunder; provided that the Executive shall not be able to take vacation time at any time that would materially interfere with the business or operations of the Company. The Executive shall be entitled to four (4) weeks of paid vacation for each twelve (12) months of employment.

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7.             INSURANCE. The Company shall have the right to apply for and take out, in the Company’s own name or otherwise, at the Company’s expense, life, health, accident, or other insurance covering the Executive, in any amount the Company deems necessary to protect the Company’s interest hereunder, and the Executive shall have no right, title or interest in or to any such insurance or the proceeds thereof. The Executive shall assist the Company in obtaining such insurance by submitting to usual and customary medical and other examinations and by signing such applications, statements and other instruments as may be reasonably required by any insurance company in connection with obtaining such insurance coverage.

8.             DEDUCTIONS AND WITHHOLDINGS. All amounts payable or which become payable to the Executive under any provision of this Agreement shall be subject to such deductions and withholdings as is required by applicable law.

9.             INDEMNIFICATION. The Company shall indemnify the Executive in his capacity as an officer of the Company to the fullest extent permitted by applicable law against all debts, judgments, costs, charges or expenses whatsoever incurred or sustained by the Executive in connection with any action, suit or proceeding to which the Executive may be made a party by reason of his being or having been an officer of the Company, or because of actions taken by the Executive which were believed by the Executive to be in the best interests of the Company, and the Executive shall be entitled to be covered by any directors' and officers' liability insurance policies which the Company may maintain for the benefit of its directors and officers, subject to the limitations of any such policies. The Company shall have the right to assume, with legal counsel of its choice, the defense of the Executive in any such action, suit or proceeding for which the Company is providing indemnification to the Executive. Should the Executive determine to employ separate legal counsel in any such action, suit or proceeding, any costs and expenses of such separate legal counsel shall be the sole responsibility of the Executive. If the Company does not assume the defense of any such action, suit or other proceeding, the Company shall, upon request of the Executive, promptly advance or pay any amount for costs or expenses (including, without limitation, the reasonable legal fees and expenses of counsel retained by the Executive) incurred by the Executive in connection with any such action, suit or proceeding. The Company shall not indemnify the Executive against any actions that would be deemed illegal or contrary to the general indemnification provisions of the Nevada Corporations Code.

10.             NOTICES. All notices, demands, consents, requests, instructions and other communications to be given or delivered or permitted under or by reason of the provisions of this Agreement or in connection with the transactions contemplated hereby shall be in writing and shall be deemed to be delivered and received by the intended recipient as follows: (i) if personally delivered, on the “Business Day” (defined as a day on which the New York Stock Exchange is open) of such delivery (as evidenced by the receipt of the personal delivery service); (ii) if mailed certified or registered mail return receipt requested, four (4) Business Days after being mailed; (iii) if delivered by overnight courier (with all charges having been prepaid), on the Business Day of such delivery (as evidenced by the receipt of the overnight courier service of recognized standing); or (iv) if delivered by facsimile or e-mail transmission, on the Business Day of such delivery if sent by 6:00 p.m. in the time zone of the recipient, or if sent after that time, on the next succeeding Business Day (as evidenced by the printed confirmation of delivery generated by the sending party's telecopier machine or e-mail log). If any notice, demand, consent, request, instruction or other communication cannot be delivered because of a changed address of which no notice was given (in accordance with this Section 10), or the refusal to accept same, the notice, demand, consent, request, instruction or other communication shall be deemed received on the second (2nd) Business Day the notice is sent (as evidenced by a sworn affidavit of the sender). All such notices, demands, consents, requests, instructions and other communications will be sent to the following addresses or facsimile numbers as applicable:

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If to the Executive:

Marcus Frasier

216 S. Centre Avenue

Leesport, PA, 19533

If to the Company:

Idle Media, Inc.

216 S. Centre Avenue

Leesport, PA, 19533

Attention: Chief Financial Officer

or to such other address as a party may have furnished to the other parties in writing in accordance herewith. Any notice, consent, direction, approval, instruction, request or other communication given in accordance with this Section 10 shall be effective after it is received by the intended recipient.

11.             GENERAL PROVISIONS.

(a)     Benefit of Agreement and Assignment. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective executors, administrators, successors and permitted assigns; provided, however, that the Executive may not assign any of his rights or duties hereunder except upon the prior written consent of the Company. This Agreement shall be binding on any successor to the Company whether by merger, consolidation, acquisition of all or substantially all of the Company's stock, assets or business or otherwise, as fully as if such successor were a signatory hereto, and the Company shall cause such successor to, and such successor shall, expressly assume the Company's obligations hereunder. The term "Company" as used in this Agreement shall include all such successors. Except as expressly permitted by Section 11(a), nothing herein is intended to or shall be construed to confer upon or give any person, other than the parties hereto, any rights, privileges or remedies under or by reason of this Agreement.

                                (b)     Governing Law; Jurisdiction. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEVADA APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED IN THAT STATE, WITHOUT REGARD OR REFERENCE TO ITS PRINCIPLES OF CONFLICTS OF LAWS. THIS AGREEMENT SHALL BE CONSTRUED AND INTERPRETED WITHOUT REGARD TO ANY PRESUMPTION AGAINST THE PARTY CAUSING THIS AGREEMENT TO BE DRAFTED. EACH OF THE PARTIES UNCONDITIONALLY AND IRREVOCABLY CONSENT TO THE EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEVADA WITH RESPECT TO ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT. EACH OF THE PARTIES UNCONDITIONALLY AND IRREVOCABLY WAIVES ANY RIGHT TO CONTEST THE VENUE OF SAID COURTS OR TO CLAIM THAT SAID COURTS CONSTITUTE AN INCONVENIENT FORUM. EACH OF THE PARTIES UNCONDITIONALLY AND IRREVOCABLY WAIVES THE RIGHT TO A TRIAL BY JURY IN ANY ACTION, SUIT OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT.

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(c)     Severability. Each term and provision of this Agreement is severable; the invalidity, illegality or unenforceability or modification of any term or provision of this Agreement shall not affect the validity, legality and enforceability of the other terms and provisions of this Agreement, which shall remain in full force and effect. Since it is the desire and intent of the parties that the provisions of this Agreement be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought, should any particular provision of this Agreement be deemed invalid, illegal or unenforceable, the same shall be deemed reformed and amended to delete that portion that is adjudicated to be invalid, illegal or unenforceable and the deletion shall apply only with respect to the operation of such provision and to the extent of such provision and, to the extent that a provision of this Agreement would be deemed unenforceable by virtue of its scope, but may be made enforceable by limitation thereon, each party agrees that this Agreement shall be reformed and amended so that the same shall be enforceable to the fullest extent permissible under the laws and public policies applied in the jurisdiction in which enforcement is sought.

(d)     Entire Agreement. This Agreement contains the entire understanding and agreement of the parties, and supersedes any and all other prior and/or contemporaneous understandings and agreements, either oral or in writing, between the parties hereto with respect to the subject matter hereof, all of which are merged herein. Each party to this Agreement acknowledges that no representations, inducements, promises, or agreements, oral or otherwise, have been made by either party, or anyone acting on behalf of either party, which are not embodied herein, and that no other agreement, statement or promise not contained in this Agreement shall be valid or binding.

(e)     Amendments; Waiver. This Agreement may be modified, amended or waived only by an instrument in writing signed by the Company and the Executive. No waiver of any provision hereof shall be valid unless made in writing and signed by the party making the waiver. No waiver of any provision of this Agreement shall constitute a waiver of any other provision, whether or not similar, nor shall any waiver constitute a continuing waiver.

(f)     Attorneys' Fees. Should any party hereto institute any action or proceeding at law or in equity, or in connection with any arbitration, to enforce any provision of this Agreement, including an action for declaratory relief, or for damages by reason of an alleged breach of any provision of this Agreement, or otherwise in connection with this Agreement, or any provision hereof, the prevailing party shall be entitled to recover from the losing party or parties reasonable attorneys' fees and expenses for services rendered to the prevailing party in such action or proceeding.

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(g)     Headings; Counterparts. The headings contained in this Agreement are inserted for reference purposes only and shall not in any way affect the meaning, construction or interpretation of this Agreement. This Agreement may be executed in two (2) counterparts, each of which, when executed, shall be deemed to be an original, but both of which, when taken together, shall constitute one (1) and the same document.

(h)     Further Assurances. The Executive shall execute and/or cause to be delivered to the Company such instruments and other documents, and shall take such other actions, as the Company may reasonably request at any time for the purpose of carrying out or evidencing any of the provisions of this Agreement.

(i)     Right to Legal Representation. The Executive represents and warrants that the Executive has read this Agreement and the Executive understands connection with the negotiation and execution of this Agreement and that the Executive has either retained and has been represented by such legal counsel or has knowingly and voluntarily waived his right to such legal counsel and desires to enter into this Agreement without the benefit of independent legal representation.

(j)     Affirmations of the Executive. By the Executive’s signature below, the Executive represents to and agrees with the Company that the Executive hereby accepts this Agreement subject to all of the terms and provisions hereof. The Executive has reviewed this Agreement in its entirety, has had an opportunity to obtain the advice of counsel prior to executing this Agreement and fully understands all of the provisions of this Agreement.

IN WITNESS WHEREOF, each of the Company and the Executive has executed this Agreement as of the Effective Date hereof.

IDLE MEDIA, INC.

By:_________________________________

Name:

Title: Chief Financial Officer

     EXECUTIVE

By:____________________________________

 Name:     Marcus Frasier

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